Exhibit 99.2

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of this 6 day of April 2021, by and among (i) MediWound Ltd., an Israeli company (the “Company”), and (ii) each holder of the Company’s Ordinary Shares, nominal value NIS 0.01 each (“Ordinary Shares”) listed on Schedule A hereto (the “Shareholders”).

RECITALS

WHEREAS, the Company and certain of the Shareholders are parties to that certain Registration Rights Agreement dated as of March 3, 2014 (the “Prior Agreement’’) which was adopted in connection with the initial underwritten public offering of the Company’s securities with a term of seven years, and the parties thereto desire to amend and restate the Prior Agreement to, among other things, extend the rights and obligations of the parties thereto; and

WHEREAS, Section 7.6 of the Prior Agreement provides that the Prior Agreement may be amended only by a written instrument signed by the Company and Shareholders holding a majority of the Shares held by Shareholders, and the Shareholders who have executed and delivered this Agreement constitute such applicable majority as of the date hereof and hereby amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, contingent to the approval of the Company’s shareholders, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Agreement” shall have the meaning set forth in the preamble.

1.2. “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of, or shares the same management company with, such Person.

1.3. “Company” shall have the meaning set forth in the preamble.

1.4. “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other applicable law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstance in which they are made, not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5. “Demand Notice” shall have the meaning set forth in Section 2.1.1

1.6. “Derivative Security” shall have the meaning set forth in Section 6.2.

1.7. “Eligible Holder” shall have the meaning set forth in Section 6.1.

1.8. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12. “Initiating Holders” shall have the meaning set forth in Section 2.1.1.

1.13. “Included Registrable Securities” shall have the meaning set forth in Section 2.2.1.

1.14. “Ordinary Shares” shall have the meaning set forth in the preamble.

1.15. “Permitted Transferee” means (i) in the case of an individual Shareholder - a spouse, parents, child, brother, sister or trustee of the shareholder (or his/her spouse) and any corporate entity which is controlled by him/her; (ii) in the case of any incorporated Shareholder - an entity that controls, is controlled by, or is under common control with such incorporated shareholders, and (iii) in case of any Shareholder which is a limited or general partnership - its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner.

1.16. “Person” means any individual, corporation, partnership, association, limited liability company, trust or any other entity.

1.17. “Piggy-Back Underwritten Offering” shall have the meaning set forth in Section 2.2.1.

1.18. “Prior Agreement” shall have the meaning set forth in the preamble.

1.19. “Registrable Securities” means the Shares held by any Shareholder, excluding in all cases, however, any Registrable Securities (i) sold by a Holder to the public either pursuant to a registration statement or SEC Rule 144; (ii) sold by a Holder in a transaction in which the rights under Section 2 hereof are not assigned; or (iii) held by a Holder and that could be sold without limitation under SEC Rule 144 or another similar exemption under the Securities Act, during a ninety (90) day period without registration.

1.20. “SEC” means the U.S. Securities and Exchange Commission.

1.21. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.22. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24. “Selling Expenses” shall have the meaning set forth in Section 3.3.

1.25. “Selling Holder Counsel” shall have the meaning set forth in Section 3.3.

1.26. “Shares” mean and include Ordinary Shares issued and outstanding from time to time, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise.

1.27. “Shareholders” shall have the meaning set forth in the preamble.

1.28. “Shelf Registration Statement” shall have the meaning set forth in Section 2.2.1.

1.29. “Undesignated Registrable Securities” shall have the meaning set forth in Section 2.2.2.

1.30. “WKSI” shall have the meaning set forth in the Section 2.2.1.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration

2.1.1. If at any time after the date of this Agreement, but subject to the terms of any “lock-up agreement’’ entered into with an underwriter (unless waived by such underwriter), the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses (as defined below), of at least $5 million (the “Initiating Holders”), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 (or any comparable successor form or similar form available for foreign issuers, such as Form F-1, if available) covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1.3 and Section 2.3.

2.1.2. If at any time when it is eligible to use a Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) registration statement, the Company receives a request from the Initiating Holders of a majority of the Registrable Securities then outstanding, that the Company file a Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, of at least $5 million, net of Selling Expenses (as defined below), then the Company shall (i) within ten (10) business days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other

Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1.3 and Section 2.3.

2.1.3. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s board of directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the applicable securities laws, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further, that the Company shall not register any securities for its own account (except pursuant to Section 2.2) or of any other shareholder during such ninety (90)-day period, other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

2.1.4. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1.1 (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1.1; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) pursuant to a request made pursuant to Section 2.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1.2 (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1.2 within the twelve (12) month period immediately preceding the date of such request or has effected another registration pursuant to Section 2.1.2 within the ninety (90) day period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1.4 until such time as the applicable registration statement has been declared effective by the applicable securities exchange commission, unless the Initiating Holders withdraw their request for such registration (unless they elect to pay the registration expenses therefor) and therefore forfeit their right to one demand registration statement pursuant to Section 2.1.1 or Section 2.1.2, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.4.

2.2. Company Registration.

2.2.1. If at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to a shelf registration statement (a “Shelf Registration Statement”) which is then effective, or (ii) a registration statement, other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, in either case, for the sale of Ordinary Shares for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”) then as soon as practicable but not less than ten (10) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made. The notice required to be provided to Holders shall be provided on a business day. Each such Holder shall then have seven (7) days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) business days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use commercially reasonable efforts to effect the registration in any Registration Statement of any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggy-Back Underwritten Offering. For the avoidance of doubt, registration by the Company of options or shares of employees or consultants, and registration of securities in an SEC Rule 145 transaction, shall not be deemed to constitute a Piggy-Back Underwritten Offering.

2.2.2. Unless the Company qualifies as a WKSI, (i) the Company shall give each Holder ten (10) days’ notice prior to filing a prospectus supplement to an effective Shelf Registration Statement and, upon the written request of any Holder, received by the Company within seven (7) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 2.2.1 unless such Holder provided such notice to the Company pursuant to this Section 2.2.2 and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use commercially reasonable efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided that (a) the Company is actively employing commercially reasonable efforts to effect such Piggy-Back Underwritten Offering; and (b) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12)-month period.

2.2.3. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.3.

2.3. Underwriting Requirements

2.3.1. If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders holding a majority of the Registrable Securities held by the applicable Initiating Holders, subject to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.1.6) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.3.2. In connection with any offering involving an underwriting of shares of the Company’s share capital pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of Registrable Securities requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.

2.3.3. For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2 and Section 3.3 hereof.

2.5. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available), the Company shall, provided that the Company’s securities are registered under the Exchange Act:

2.5.1. make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the date hereof;

2.5.2. use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

2.5.3. furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (or any comparable successor form or similar form available to foreign issuers, such as Form F-3, if available) (at any time after the Company so qualifies to use such form).

2.6. Restriction on Transfer

2.6.1. The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

2.6.2. Each certificate or instrument representing the Registrable Securities, and any other securities issued in respect of the Registrable Securities, upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.6.3) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.6.

2.6.3. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction in compliance with SEC Rule 144. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.6.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2. 7. Indemnification. If any Registrable Securities are included in a registration statement under Section 2 hereof:

2.7.1. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

2.7.2 . To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder; and provided further that in no event shall any indemnity under this Section 2.7.2 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

2.7.3. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel retained by the indemnifying party who shall be reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

2.7.4. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7.4, when combined with the amounts paid or payable by such Holder pursuant to Section 2.7.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

2.7.5. The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under Section 2 hereof, and otherwise shall survive the termination of this Agreement.

3. Covenants of the Company

3.1. The Company agrees to use commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, whenever required under this Agreement to effect a registration, the use of the Company’s commercially reasonable efforts to, as expeditiously as reasonably possible and subject to the requirements under the applicable securities laws:

3.1.1. prepare and file a registration statement with respect to the Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Initiating Holders, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any Registrable Securities included in such registration;

3.1.2. prepare and file such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the applicable securities laws in order to enable the disposition of all Registrable Securities covered by such registration statement;

3.1.3. furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the applicable securities laws, and such documents as the selling Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

3.1.4. use its commercially reasonable efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities laws of such jurisdictions as shall be reasonably requested by the selling Holders;

3.1.5. Notwithstanding Section 3.1.4 hereof and anything to the contrary in this Agreement, the Company shall register shares under this Agreement in a certain jurisdiction only provided the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by applicable securities laws;

3.1.6. in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

3.1.7. use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system on which the Company’s securities are then listed;

3.1.8. provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and, provided that the Company’s securities are listed on a national securities exchange or trading system in the United States, provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

3.1.9. promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, reasonably required for such purposes and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as reasonably necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

3.1.10. notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

3.1.11. after such registration statement becomes effective, notify each selling Holder of any request by the applicable securities exchange commission that the Company amend or supplement such registration statement or prospectus.

3.2. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3 hereof with respect to the Registrable Securities of any selling Holder, that such Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it as is reasonably required to effect the registration of such Holder’s Registrable Securities.

3.3. Expenses of Registration. All reasonable expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2 hereof, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to Section 2 hereof shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in this Section 3.3.

4. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included therein, or (ii) to demand registration of any securities held by such holder or prospective holder.

5. “Market Stand-off’ Agreement. Each party hereto hereby agrees that, during the period commencing on the date of the final prospectus relating to a registration by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, it will not, without the prior written consent of the managing underwriter, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Shares (whether such shares or any such securities are then owned by such party or are thereafter acquired) held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the parties hereto only if all officers, directors, and shareholders individually owning more than one percent (1%) of the Company’s outstanding share capital are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 5 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each party hereto further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all parties hereto subject to such agreements, based on the number of shares subject to such agreements.

6. Term. Subject to the approval of the shareholders as required by applicable law, this Agreement shall be effective as of the date hereof and shall continue in effect until the earliest to occur of (a) five years following the date hereof, provided that the provisions of Section 7 hereof will continue after such time to the extent necessary to enforce the provisions of this Agreement; (b) with respect to each Holder’s Shares, until such Holder is no longer an Affiliate of the Company or (c) termination of this Agreement in accordance with Section 7.6 (‘Consent Required to Amend, Terminate or Waive’) below.

7. Miscellaneous.

7.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is a Permitted Transferee of the Holder; or (ii) after such transfer, holds at least ten percent (10%) of the Registrable Securities (as adjusted for any share split, share dividend, bonus share issuance, recapitalization or similar transaction); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee that is a permitted Transferee shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2. Governing Law; Jurisdiction. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Israel. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the competent courts of Tel Aviv-Jaffa, Israel for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the competent courts of Tel Aviv-Jaffa, Israel.

7.3. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as kept on record with the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5.

7.6. Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, and (ii) Shareholders holding a majority of the Shares then held by Shareholders; provided, that if such amendment or waiver would adversely and disproportionately modify the rights or obligations of any Shareholder holding Registrable Securities vis-à-vis any other Shareholder holding Registrable Securities, then such amendment shall require the prior consent of any such affected Shareholder. Notwithstanding the foregoing: (i) Schedule A hereto may be amended by the Company from time to time to add information regarding additional Shareholders (that are assignees and/or Permitted Transferees pursuant to Section 7.1 hereof) without the consent of the other parties hereto; (ii) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. A copy of any amendment shall be delivered to each Shareholder within five business days of the effectiveness of such amendment.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

7.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.8. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.9. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled, including without limitation the Prior Agreement, which is hereby terminated and of no further force and effect.

7.10. Share Splits, Share Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

7.11. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and Articles of Association of the Company then in effect.

7.12. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.13. Aggregation of Shares. All shares of Registrable Securities held or acquired by Shareholders who are Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Shareholders who are Permitted Transferees may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement effective as of the date first above written.

MediWound Ltd.

By:	/s/ Boaz Gur-Lavie
Name:	Boaz Gur-Lavie
Title:	Chief Financial Officer MediWound Ltd.

By:	/s/ Sharon Malka
Name:	Sharon Malka
Title:	Chief Executive Officer MediWound Ltd.

Clal Life Sciences LP		Clal Biotechnology Industries Ltd.

By:	/s/ Ofer Gonen & Assaf Segal	By:	/s/ Ofer Gonen & Assaf Segal
Name:	Ofer Gonen & Assaf Segal	Name:	Ofer Gonen & Assaf Segal
Title:		Title:	(CEO) (CFO)

L.R. Research & Development Ltd.

By:	/s/ Lior Rosenberg	/s/ Lior Rosenberg
Name:	Lior Rosenberg	Lior Rosenberg
Title:	CEO

SCHEDULE A

List of Shareholders

Shareholders
Clal Life Sciences LP
Clal Biotechnology Industries Ltd.
L.R. Research & Development Ltd. (trustee for the benefit of Prof. Lior Rosenberg)
Lior Rosenberg